Filed Pursuant to Rule 433

to Prospectus dated November 2, 2017

Registration Statement No. 333-221291

Dominion Energy Reliability Investment P.O. Box 75713 Chicago, IL 60675-5713

[DATE]

[ACCOUNT HOLDER NAME 1]
[MAILING ADDRESS 1]
[MAILING ADDRESS 2]
[CITY_STATE_ZIP]

Dear [ACCOUNT HOLDER NAME 1],

When it comes to investing for the future, we know it can be a challenge to find an attractive return and maintain quick and convenient access to your money.

Search no more – with Dominion Energy Reliability Investment, you can earn interest rates competitive with those offered by money market funds and short-term CDs and enjoy flexible features such as free redemptions on demand and check writing privileges.

Some of the many benefits of Dominion Energy Reliability Investment include:

•	Competitive returns

•	No maintenance fees

•	Easy access to your investment

•	Convenient online access and ability to link bank account for investments and redemptions

•	Backed by the reliability and financial stability of Dominion Energy

What is Dominion Energy Reliability Investment?

Each investment is a direct purchase of new debt obligations of Dominion Energy. Your Dominion Energy Reliability Investment will offer you a competitive floating interest rate, and your money is available whenever you need it.

Enroll Today

Enrolling in Dominion Energy Reliability Investment is easy. Simply complete the enclosed application form, include your initial investment of $1,000 or more*, and submit by using the envelope included in this packet.

If you have any questions or need any additional information, please call us at 866.876.0001.

We look forward to helping you realize your financial goals with Dominion Energy Reliability Investment!

Sincerely,

Dominion Energy Reliability Investment

*	Dominion Energy employees may invest less than $1,000 initially. However, their invested balance must be $1,000 or greater within ten months of the initial investment.

Contact us at: 866.876.0001	Dominion Energy Reliability Investment	Page 1 of 1